Exhibit 10.18

San José, Costa Rica, February 17, 2023

Mr.

Aris Stamatiadis Zúñiga

Latam Logistic CR Propco Alajuela I

Present

Dear Mr. Stamatiadis,

Cordial greeting from Banco Davivienda. According with your request regarding to the company Latam Logistic CR Propco Alajuela I SRL, we inform you that the Company currently has the following debt service coverage covenant approved and contained in the Credit Agreement executed on June 26, 2019:

Debt service coverage based on EBITDA of 1.25x, as of the expiration of the grace period.

Debt service is calculated as interest paid plus scheduled amortization plus extraordinary amortization plus dividends in case they are authorized by creditors at some point, all within one year, each year. EBITDA is calculated as: operating income – (operating expenses minus depreciation expense), all within one year, each year.

This will be reviewed at each follow-up based on the last fiscal year closing in effect at the time of the review.

In response to your request made on November 22, 2022, and considering the cash flow projections made by LLP, it is found that by the end of the 2022 fiscal year the coverage indicator would not comply as agreed.

Due to the above, the bank authorized by exception the Waiver in compliance with the previously detailed covenant for the period of the year 2022.

Kind regards,

Alejandro Montero G.	Gina Cordero R.
Corporate Banking Manager	Account Executive
Banco Davivienda (Costa Rica) S.A	Banco Davivienda (Costa Rica) S.A

Banco Davivienda (Costa Rica) S.A. Phone: (506) 2287-1000

Fax: (506) 2287-1020 www.davivienda.cr Banco Davivienda (Costa Rica) S.A. formerly Banco HSBC (Costa Rica) S.A.